(g.2)

EXHIBIT C

U.S. Bank, N.A.
Domestic Custody Fee Schedule

For the Fund(s) set forth below the Advisor’s and the Company’s respective names on this Exhibit C, the Advisor and the Company each agree to pay monthly compensation for services according to the terms of the following Schedule:

Advisor:

Baird Intermediate Bond Fund

Baird Core Plus Bond Fund

Baird Aggregate Bond Fund

Baird Short-Term Bond Fund

Baird Intermediate Municipal Bond Fund

Company:

Baird LargeCap Fund

Baird MidCap Fund

Baird SmallCap Fund

Annual fee based upon market value

.50 basis point per year

Minimum annual fee per fund - $3,000

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):

$  2.00 per disbursement (waived if  U.S. Bancorp Fund Services,  LLC is Administrator)

$  7.00 per book entry security (depository or Federal Reserve system)

$15.00 per definitive security (physical)

$15.00 per mutual fund trade

$35.00 per Euroclear

$  5.00 per principal reduction on pass-through certificates

$  6.00 per short sale/liability transaction

$25.00 per option/futures contract

$15.00 per variation margin

$10.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes:  Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates.  Our charge, which is ¼ of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity.

Fees are billed monthly, based upon market value at the beginning of the month.